Prospectus Supplement #15 (to prospectus dated February 19, 2002)	Filed pursuant to Rule 424(b)(3) Registration No. 333-77072

SYMANTEC CORPORATION

3% Convertible Subordinated Notes Due November 1, 2006 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 3% convertible subordinated notes due November 1, 2006 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated February 19, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount of	Common Stock Owned		Common Stock Owned
	Notes Beneficially	Prior to the	Common	After Completion of
Name of Beneficial Owner	Owned and Offered	Offering(1)(2)	Stock Offered(2)	the Offering

1976 Distribution Trust FBO A.R. Lauder/ Zinterhofer	$9,000	263	263	—
1976 Distribution Trust FBO Jane A Lauder	17,000	497	497	—
2000 Revocable Trust FBO A.R. Lauder/ Zinterhofer	8,000	234	234	—
Allentown City Firefighters Pension Plan	29,000	849	849	—
Allentown City Officers & Employees Pension Fund	10,000	291	291	—
Allentown City Police Pension Plan	48,000	1,405	1,405	—
American Motorist Insurance Company	670,000	19,625	19,625	—
Arapahoe County Colorado	65,000	1,903	1,903	—
Arbitex Master Fund L.P.	12,300,000	360,281	360,281	—
British Virgin Islands Social Security Board	93,000	2,724	2,724	—
City of New Orleans	268,000	7,850	7,850	—
City University of New York	161,000	4,715	4,715	—
Grady Hospital Foundation	141,000	4,130	4,130	—
Independence Blue Cross	53,000	1,552	1,552	—
Merril Lynch Insurance Group	157,000	4,598	4,598	—
Municipal Employees	241,000	7,059	7,059	—
New Orleans Firefighters Pension/ Relief Fund	145,000	4,247	4,247	—
Occidental Petroleum Corporation	274,000	8,025	8,025	—
Policeman and Firemen Retirement System of the City of Detroit	660,000	19,332	19,332	—
Pro-mutual	794,000	23,257	23,257	—
Shell Pension Trust	417,000	12,214	12,214	—
The Grable Foundation	125,000	3,661	3,661	—
Trustmark Insurance Company	365,000	10,691	10,691	—

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion ratio of 29.2912 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

     Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is August 28, 2002.